Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Names Karen A. Durant to Senior Vice President of Finance and Analysis

GOLDEN VALLEY, Minn. – December 21, 2005 – Pentair, Inc. (NYSE: PNR) today promoted Karen A. Durant, 46, to Senior Vice President of Finance and Analysis, effective January 1, 2006. This newly created position will report to Pentair Executive Vice President and Chief Financial Officer David D. Harrison.

“This new role provides greater focus in business analytics to support Pentair’s growth,” Harrison said. “With sixteen years of Pentair experience, the last eight years as vice president of finance and controller, Karen is uniquely qualified to drive our organization’s financial planning and analysis activities.” Durant has twenty-five years of experience in accounting and financial management, including finance roles at Honeywell and the Internal Revenue Service prior to Pentair.

John P. Humbert, 43, will replace Durant as Pentair Corporate Controller, effective January 1, 2006. This position continues to report to Harrison. Most recently, Humbert has served as Finance Vice President at Pentair for Hoffman Enclosures. Prior to that, he served in the same role for Electronic Packaging. Prior to joining Pentair, Humbert held progressively responsible finance positions at Norstan Consulting and IBM.

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

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Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com